UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   July 29, 2008

BOSTON SCIENTIFIC CORPORATION
(Exact name of registrant as specified in charter)

DELAWARE	1-11083	04-2695240
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

One Boston Scientific Place, Natick, Massachusetts	01760-1537
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:              (508) 650-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the fling obligation of the registrant under any of the following provisions:

☐  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO MATERIAL DEFINITIVE AGREEMENT.

On July 29, 2008, we agreed to amend the terms of our (a) Amended and Restated Credit and Security Agreement (“Credit Agreement”), dated as of November 7, 2007, by and among us, Boston Scientific Funding LLC, Old Line Funding, LLC, Victory Receivables Corporation, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, and Royal Bank of Canada, and (b) the Amended Fee Letters described in the Credit Agreement to extend the term of the Credit Agreement by 364 days and to increase certain fees due and payable.

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On July 29, 2008, the Executive Compensation and Human Resources Committee of our Board of Directors approved a promotion for Fredericus Colen to Executive Vice President and President, CRM.  In connection with his promotion, Mr. Colen’s base salary will remain the same, as will his bonus incentive target.  The Committee also approved a long-term incentive award for Mr. Colen consisting of: (i) options to purchase 189,220 shares of our common stock at the fair market value on the date of grant, vesting in four equal annual installments beginning on the first anniversary of the date of grant, and (ii) a deferred stock unit award of 22,917 shares of our common stock to be issued in five equal annual installments beginning on the first anniversary of the date of grant.  The stock option and deferred stock unit awards were made under our 2003 and 2000 Long-Term Incentive Plans, respectively, and are subject to both the terms and conditions of the Plans as well as the terms and conditions of our standard incentive award agreements, forms of which have been previously filed.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON SCIENTIFIC CORPORATION

Date: August 1, 2008	By:	/s/ Lawrence J. Knopf
Lawrence J. Knopf
Senior Vice President and Deputy General Counsel